CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment No. 1 to AmeriPrime Advisors Trust's Registration Statement on Form N-1A (file No. 333-85083), including the reference to our firm under the heading "ACCOUNTANTS" in the Statement of Additional Information.


_/ s /___________________________
McCurdy & Associates CPA's, Inc.
Westlake, Ohio
October __, 1999